UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     August 16, 2012

TRANSAX INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-27845 (Commission File Number)	90-0287423 (IRS Employer Identification No.)

South Part 1-101, Nanshe Area, Pengnan Industrial Park, North Yingbinbei Road, Waisha Town, Longhu District, Shantou, Guangdong, China	515023
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(86) 754 83238888

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report.

On August 16, 2012 the Board of Directors of Transax International Limited determined that the audited financial statements for the years ended December 31, 2011 and 2010 included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, together with its unaudited financial statements for the three months ended March 31, 2012 and 2011 included in its Quarterly Report on Form 10-Q for the period ended March 31, 2012, could no longer be relied upon as a result of the retrospective application of a change in accounting principle.  Previously, all of our revenues were recognized on a gross reporting basis.  On August 16, 2012 our Board of Directors determined to change our revenue recognition policy for revenues associated with certain sales of products  and to report such revenues on a net reporting basis. We determined that these revenues did not meet the criteria for gross reporting pursuant to Accounting Standards Codification (ASC) 605-45-45. We will continue to report revenues for sales of products which are not required to be reported on a net basis on a gross reporting basis pursuant to criteria outlined in ASC 605-45-45.

Our Quarterly Report on Form 10-Q for the period ended June 30, 2012 will reflect this change in accounting policy retroactively applied.  We expect to file amendments to our Annual Report on Form 10-K for the year ended December 31, 2011 as well as our Quarterly Report on Form 10-Q for the period ended March 31, 2012 containing restated financial statements for the applicable periods as soon as practicable.

Our Chief Financial Officer has discussed the matters disclosed in this report with Sherb & Co., LLP, our independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Transax International Limited

Date: August 17, 2012	By: /s/ Wei Lin
Wei Lin, Chief Executive Officer and Chairman of the Board of Directors